UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified in Its Charter)

OUTERBRIDGE PARTNERS, LP

OUTERBRIDGE CAPITAL MANAGEMENT, LLC

OUTERBRIDGE PARTNERS GP, LLC

OUTERBRIDGE BARTLEBY FUND, LP

OUTERBRIDGE BARTLEBY GP, LLC

RORY WALLACE

WENDI B. CARPENTER

SIDNEY E. FUCHS

JONATHAN D. WACKROW

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Outerbridge Capital Management, LLC, together with the other participants named herein (collectively, “Outerbridge”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of a slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

On November 2, 2021, Outerbridge issued the following press release:

Outerbridge Comments on Confirmed Media Report of Third Party Interest in Acquiring Comtech

Lacks Confidence in Current Board to Oversee Objective Strategic Alternatives Process in Best Interests of All Shareholders

Urges Company to Immediately Appoint Three Independent Outerbridge Nominees as Directors to Add Essential Strategic and M&A Expertise to Board

NEW YORK – November 2, 2021 – Outerbridge Capital Management, LLC (“Outerbridge”), a beneficial owner of approximately 4.9% of Comtech Telecommunications Corp.’s (NASDAQ: CMTL) (“Comtech” or the “Company”) outstanding shares of common stock, today commented on a recent media report that Acacia Research Corporation (NASDAQ: ACTG) (“Acacia”) has made an offer to acquire Comtech for $30 per share:1

“Comtech owes it to its shareholders to fully and fairly consider any proposals it receives to acquire the Company. Given this recent media report and the Company’s confirmation that it received a proposal from Acacia, it appears that the Board of Directors (the “Board”) will be expected to live up to this duty sooner rather than later.

Unfortunately, given the Board’s troubling track record, we are not sure how any shareholder could trust or have confidence in the Board as currently constituted to oversee an objective, value-maximizing process. Not only do the sitting directors, as well as the management team, lack the sophisticated transaction experience necessary to achieve the best outcome, they also have a history of failed M&A that has destroyed shareholder value. We detailed this concerning fact pattern in our October 6th letter.

The most recent example of the Board’s failure on the strategic front is the Company’s decision to issue up to $125 million of votable, dilutive convertible preferred equity to White Hat Capital Partners LP and Magnetar Capital LLC at no premium to the pre-announcement market price and with a hefty 6.5% coupon attached (the “Dilutive Transaction”). In fact, last week a third party filed a class action complaint in the Delaware Court of Chancery on behalf of all Comtech shareholders alleging that the Board breached its fiduciary duties in connection with the Dilutive Transaction. Additionally, Comtech’s preliminary proxy filing2 reveals that the incumbent board failed to conduct a real strategic process in reaching this agreement. This is yet further evidence of our contention that the Dilutive Transaction was nothing more than an entrenchment-minded vote buying scheme ahead of a likely proxy contest.

1 Reuters, “EXCLUSIVE-Acacia Research seeks to buy Comtech Telecommunications-sources,” November 1, 2021, https://www.reuters.com/article/comtech-telecom-ma-acacia-rsrch/exclusive-acacia-research-seeks-to-buy-comtech-telecommunications-sources-idUSL1N2RR0KF.

2 Comtech Preliminary Proxy Filing, October 29, 2021, https://www.sec.gov/Archives/edgar/data/0000023197/000002319721000102/a2021preliminaryproxystate.htm.

We believe the need for new directors with the right track records and relevant experience is more urgent than ever. At this critical juncture, shareholders need absolute confidence that the right fiduciaries are in place to ensure their interests will be protected. To that end, we urge the three outgoing Comtech directors currently slated to step down at the 2021 Annual Meeting of Stockholders to retire immediately. The future of the Company should not be overseen by long-tenured directors who own almost no stock and whose exits are already preordained.3 Even more crucially, the incumbent directors lack the necessary experience and independence to adequately oversee a true strategic alternatives process.

Comtech’s Board urgently needs new directors who have the transactional expertise, deep knowledge of the industry, and true independence from management required to run a comprehensive review process. The candidates we have put forth for election to the Board, Wendi Carpenter, Sidney Fuchs, and Jonathan Wackrow, collectively possess the strategic acumen, public Board experience, and industry expertise – especially with respect to M&A – in order to run a fair and thoughtful process. Importantly, they would also bring fresh perspectives, objectivity, and shareholder-alignment to the Board. At this juncture, Comtech has an opportunity to abandon its value-destructive mission of entrenchment and finally engage in good faith with Outerbridge towards reaching a cooperative framework that will benefit all shareholders. Such an accord would allow Comtech to focus on its overdue review of strategic alternatives from a position of strength by adding the highly qualified director nominees we have introduced to the Company.

We believe that the Board should immediately form a Strategic Alternatives Committee to run a thorough review process and suggest that nominee Mr. Fuchs chair that Committee, given his extensive M&A experience.

Finally, non-independent directors should not be allowed to vote on any potential transaction, nor should CEO-designee Michael Porcelain be added to the Board until the Strategic Alternatives Committee has completed its comprehensive review process. It is imperative that only directors with unbiased motivations and interests influence such a critical decision for shareholders.

We look forward to continuing to engage with shareholders and remain ready to help achieve the best outcome at Comtech.”

About Outerbridge Capital Management, LLC

Outerbridge Capital Management, LLC is a New York-based investment adviser that typically invests across the technology and technology-impacted sectors. As part of its investment process, Outerbridge regularly conducts significant due diligence on its portfolio companies and engages constructively with both management teams and boards where appropriate.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Outerbridge Partners, LP (“Outerbridge Partners”) and the other Participants (as defined below), have filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly qualified director nominees at the 2021 annual meeting of stockholders of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

3 Stock ownership of retiring directors: Edwin Kantor, 36,830 shares; Ira S. Kaplan, 44,995 shares; Robert G. Paul, 48,340 shares. Source: Comtech Preliminary Proxy Filing, October 29, 2021, https://www.sec.gov/Archives/edgar/data/23197/000002319721000102/a2021preliminaryproxystate.htm.

OUTERBRIDGE PARTNERS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Outerbridge Partners, Outerbridge Partners GP, LLC (“Outerbridge GP”), Outerbridge Bartleby Fund, LP (“Outerbridge Bartleby Fund”), Outerbridge Bartleby GP, LLC (“Outerbridge Bartleby GP”), Outerbridge Capital Management, LLC (“Outerbridge Capital”), Rory Wallace, Wendi B. Carpenter, Sidney E. Fuchs, and Jonathan D. Wackrow (collectively, the “Participants”).

As of the date hereof, Outerbridge Partners beneficially owns directly 599,750 shares of common stock, $0.10 par value per share, of the Company (the “Common Stock”), including 515,000 shares underlying certain call options currently exercisable. Outerbridge GP, as the general partner of Outerbridge Partners, may be deemed to beneficially own the 599,750 shares of Common Stock directly owned by Outerbridge Partners. Outerbridge Bartleby Fund beneficially owns directly 43,200 shares of Common Stock. Outerbridge Bartleby GP, as the general partner of Outerbridge Bartleby Fund, may be deemed to beneficially own the 43,200 shares of Common Stock directly owned by Outerbridge Bartleby Fund. Outerbridge Capital, as the investment manager of Outerbridge Partners, Outerbridge Bartleby Fund, and certain managed accounts (the “Accounts”), may be deemed to beneficially own the 599,750 shares of Common Stock directly owned by Outerbridge Partners, the 43,200 shares of Common Stock directly owned by Outerbridge Bartleby Fund, and the 671,080 shares of Common Stock held in the Accounts. Mr. Wallace, as the managing member of Outerbridge Capital, Outerbridge GP, and Outerbridge Bartleby GP, may be deemed to beneficially own the 599,750 shares of Common Stock directly owned by Outerbridge Partners, the 43,200 shares of Common Stock directly owned by Outerbridge Bartleby Fund, and an additional 671,080 shares of Common Stock held in the Accounts.

Investor contact:

Rory Wallace

Chief Investment Officer

Outerbridge Capital Management, LLC

(347) 493-0350

rory@outerbridgecapital.com

info@outerbridgecapital.com

OR

Harkins Kovler, LLC

Jordan Kovler / Rahsaan Wareham

(212) 468-5384 / (212) 468-5380

jkovler@harkinskovler.com / rwareham@harkinskovler.com

Media contact:

Sloane & Company

Dan Zacchei / Joe Germani

dzacchei@sloanepr.com / jgermani@sloanepr.com